Exhibit 3.2

                                    FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                OF INGENEX, INC.
                             a Delaware Corporation

                   (Pursuant to Sections 242, 245 and 228 of
                     the Delaware General Corporation Law)


               INGENEX, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

               FIRST: The name of the corporation (hereinafter called the "Corporation") is Ingenex, Inc.

               SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 29, 1992, restated on September 10, 1992, restated on April 6, 1993, restated on May 19, 1994, restated on September 26, 1994 and restated on May 31, 1995.

               THIRD: The Board of Directors of the Corporation, at a meeting duly called and held, adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of the Corporation (the "Certificate"), declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

               "RESOLVED, that the Certificate of Incorporation of the Corporation (the "Certificate") be amended and restated in its entirety as follows:

                                   ARTICLE I

       The name of this corporation is Ingenex, Inc. (the "Corporation").

                                   ARTICLE II

               The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.








                                  ARTICLE III

               The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

               A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Twenty-Nine Million (29,000,000) shares. Twenty-Five Million (25,000,000) shares shall be Common Stock, par value $.001 per share, and Four Million (4,000,000) shares shall be Preferred Stock, par value $.001 per share.

               B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that may be granted to the Preferred Stock or series thereof in Certificates of Designations or the Corporation's Amended and Restated Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

               C. Common Stock.

                    1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.







                    2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

                    3. Redemption. The Common Stock is not redeemable.

                    4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

               Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                   ARTICLE VI

               The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VII

               Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

               Stockholders of the Corporation shall take action by meetings held pursuant to this Amended and Restated Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting. The affirmative vote of stockholders holding at least 2/3 of the issued and outstanding shares of the Common Stock of the Corporation shall be required to amend, repeal or adopt any provision inconsistent with the foregoing provision of this Article VIII. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.







                                   ARTICLE IX

               The Corporation shall not merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets or the assets or stock of any of its subsidiaries (whether now owned or hereafter acquired) to Titan Pharmaceuticals, Inc. or any of its parents, subsidiaries or affiliates (whether such affiliation now exists or hereafter comes into existence) without the affirmative vote of stockholders holding at least 2/3 of the issued and outstanding shares of the Common Stock of the Corporation. The affirmative vote of stockholders holding at least 2/3 of the issued and outstanding shares of the Common Stock of the Corporation shall be required to amend, repeal or adopt any provision inconsistent with the foregoing provision of this Article IX.

                                   ARTICLE X

               A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If after the Corporation's stockholders approve this Article, the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

               Any repeal or modification of the foregoing provisions of this
Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE XI

               To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

               Any repeal or modification of any of foregoing provisions of this Article XI shall not adversely affect any right or protection of such agents or other persons existing at the time of,






or increase the liability of any such agents or other persons of the Corporation with respect to any acts or omissions of such agents or other persons occurring prior to such repeal or modification.

                                  ARTICLE XII

               The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation or by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

               FOURTH: Thereafter said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware with written notice given to those stockholders who did not consent as provided in that section.


               IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed in its name by its President and attested to by its Secretary, this __ day of __________________, 1996, and the statements contained herein are affirmed as true under penalties of perjury.

                                                   INGENEX, INC.

                                                   By: ______________________
                                                            President

ATTEST:

By: _____________________
         Secretary